Exhibit 3.1

AMENDMENT NO. 8 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

REGENCY ENERGY PARTNERS LP

This Amendment No. 8 to the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP (this “Amendment”), dated as of April 30, 2013, is entered into and effectuated by Regency GP LP, a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Sections 5.6 and 13.1 of the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended by Amendments No. 1 through 7 (collectively, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS:

Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect. The General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.

Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement.

The Partnership, Regency Western G&P LLC, a Delaware limited liability company (“Regency SPV”), Southern Union Company, a Delaware corporation and the other parties named therein, entered into that certain Contribution Agreement (the “Contribution Agreement”) dated February 27, 2013, as amended, pursuant to which the Partnership through Regency SPV will acquire all of the outstanding limited liability company interests of Southern Union Gathering Company, LLC in exchange for aggregate consideration that includes the issuance of Common Units and Class F Common Units.

The General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for (i) the temporary elimination of the obligation to pay certain Incentive Distributions as provided in Section 1 of this Amendment and (ii) the issuance of the Class F Common Units to certain persons pursuant to the Contribution Agreement.

NOW, THEREFORE, the Partnership Agreement is amended as follows:

Section 1. Amendment Relating to Incentive Distribution Rights. Section 6.4 is amended by adding a new subsection (c) to such Section:

(c) Notwithstanding anything to the contrary in this Section 6.4, the amount of Available Cash distributable to the holder of the Incentive Distribution Rights pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(b), as applicable, in respect of (i) the Preceding Quarter, the Closing Quarter, and the seven full consecutive Quarters after the Closing Quarter shall be equal to the amount that would have been distributed to the holder of the Incentive Distribution Rights for such Quarter if the 2013 Contribution Units had not been issued, and (ii) the eighth full Quarter after the Closing Quarter, shall be determined in accordance with the following formula:

[A + (B * C/D)-((E * F) * (G/H))] = Available Cash distributed to the holder of the Incentive Distribution Rights for the eighth full Quarter after the Closing Quarter

Where:

A = the amount of Available Cash that would have been distributed to the holder of the Incentive Distribution Rights for such Quarter pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(b), as applicable, if the 2013 Contribution Units had not been issued; and

B = the amount of Available Cash that would otherwise have been distributed to the holder of the Incentive Distribution Rights for such Quarter pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(b), as applicable, if this Section 6.4(c) did not exist, less the amount of Available Cash that would have been distributed to the holder of the Incentive Distribution Rights for such Quarter pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(b), as applicable, if the 2013 Contribution Units had not been issued; and

C = the number of days commencing on the Contribution Agreement Closing Date and ending on and including the last day of the Closing Quarter;

D = the total number of days in the Closing Quarter;

E = the Amount of Available Cash that would have been distributed per Common Unit then Outstanding for such Quarter pursuant to Section 6.4(b) if this Section 6.4(c) were not in effect;

F = 6,274,483; and

G = the number of days commencing on the first day of the such Quarter and ending on and including the second anniversary of the Contribution Agreement Closing Date; and

H = the total number of days in such Quarter.

After the Quarter referred to in clause (ii) of this Section 6.4(c), Incentive Distributions shall be payable to the holders of the Incentive Distribution Rights without reduction pursuant to this Section 6.4(c).

Section 2. Amendment Relating to Class F Common Units.

(a) Section 1.1 is amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i) “2013 Contribution Units” means the 31,372,419 Common Units issued to Southern Union Company or its affiliates in connection with the transactions contemplated by the Contribution Agreement.

(ii) “Class F Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class F Common Units in this Agreement. Other than to the extent that this Agreement provides for specific different rights, preferences or designations, the term “Class F Common Unit” refers to a Common Unit and each Class F Common Unit shall be treated as if it were a Common Unit for all purposes.

(iii) “Class F Conversion Date” has the meaning assigned to such term in Section 5.15(b)(vii).

(iv) “Closing Quarter” means the Quarter in which the Contribution Agreement Closing Date occurs.

(v) “Contribution Agreement” means the Contribution Agreement by and among the Partnership, Regency SPV, Southern Union Company, a Delaware limited liability company and the other parties named therein, dated as of February 27, 2013, as amended.

(vi) “Contribution Agreement Closing Date” means the date of the closing of the contribution of 100 percent of the membership interest of Southern Union Gathering Company, a Delaware limited liability company, pursuant to the Contribution Agreement.

(vii) “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, that, (A) in the case of the Series A Preferred Units, the Issue Price shall be $18.30 per Unit and (B) in the case of the Class F Common Units, the Issue Price shall be $23.9063 per unit.

(viii) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Class F Common Units, Series A Preferred Units, and Incentive Distribution Rights.

(ix) “Preceding Quarter” means the Quarter immediately prior to the Closing Quarter.

(x) “Regency SPV” means Regency Western G&P LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Partnership.

(xi) “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Class F Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Class F Common Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

(xii) “Retained Converted Class F Common Units” has the meaning assigned to such term in Section 5.5(c)(iii).

(xiii) “Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Class F Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

(xiv) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class F Common Units and Series A Preferred Units, but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

(xv) “Unit Majority” means at least a majority of the Outstanding Units.

(b) Section 4.8(c) of the Partnership Agreement is amended to add the following sentence at the end of such section as follows:

The transfer of a Class F Common Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(e).

(c) Section 5.5(a) of the Partnership Agreement is amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Class F Common Unit shall be the Issue Price for such Class F Common Unit, and the initial Capital Account balance of each holder of Class F Common Units in respect of all Class F Common Units held shall be the product of such initial balance for a Class F Common Unit multiplied by the number of Class F Common Units held thereby.

(d) Section 5.5(c) is amended to add a new subclause (iii) at the end of such section as follows:

(iii) Immediately prior to the transfer of a Class F Common Unit or of a Class F Common Unit that has converted into a Common Unit pursuant to Section 5.15 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class F Common Units or converted Class F Common Units will (A) first, be allocated to the Class F Common Units or converted Class F Common Units to be transferred in an amount equal to the product of (x) the number of such Class F Common Units or converted Class F Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class F Common Units or converted Class F Common Units (“Retained Converted Class F Common Units”); provided that, if such remaining balance would be negative, items of Partnership income and gain shall be specially allocated pursuant to Section 6.1(d)(v) to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class F Common Units or Retained Converted Class F Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class F Common Units or converted Class F Common Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(e) Section 5.5(d)(i) is amended to add the following sentence at the end of such section as follows:

Any adjustments that are made under this paragraph in connection with the issuance of the Class F Common Units shall be based on the Issue Price of the Class F Common Units.

(f) Article V is amended to add a new Section 5.15 creating a new series of Units to read in its entirety:

Section 5.15. Establishment of Class F Common Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class F Common Units” and consisting of a total of 6,274,483 Class F Common Units, having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.15.

(b) Rights of Class F Common Units. During the period commencing upon the date of issuance of the Class F Common Units and ending on the Class F Conversion Date, the Class F Common Units shall have the following rights and preferences and shall be subject to the following duties and obligations:

(i) Allocations. Except as otherwise provided in this Agreement, no items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class F Common Units under Section 6.1(a) and (b).

(ii) Distributions. The Class F Common Units shall not have the right to share in regular quarterly Partnership distributions of cash from Operating Surplus. In no event shall this be construed as a limitation on the right of holders of Class F Common Units to share in distributions from Capital Surplus.

(iii) Allocation of Net Termination Gain to Class F Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class F Common Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that

(A) Unitholders holding Class F Common Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C); and

(B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class F Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of Section 6.1(c)(i)(B), until the Capital Account in respect of each Class F Common Unit then Outstanding is equal to its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates; and

(C) Unitholders holding Class F Common Units shall be entitled to receive allocations pursuant to Sections 6.1(c)(i)(D) through 6.1(c)(i)(G) as Unitholders, but Class F Common Units shall not be deemed to be Common Units for the purposes of determining whether or not any of the First Liquidation Target Amount, the Second Liquidation Target Amount or the Third Liquidation Target Amount has been achieved.

(iv) Allocation of Net Termination Loss to Class F Common Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class F Common Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.

(v) Voting Rights.

(A) The Class F Common Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units and the Series A Preferred Units as a single class, so that each Class F Common Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote. Each reference in the Partnership Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class F Common Units.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of seventy-five percent (75%) of the Class F Common Units, voting separately as a class with one vote per Class F Common Unit, shall be necessary on any matter that adversely affects any of the rights, preferences and privileges of the Class F Common Units in any respect.

(vi) Certificates.

(A) The Class F Common Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class F Common Units. The certificates evidencing Class F Common Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) In addition to any legend required by the Partnership Agreement to be included on any certificate representing Class F Common Units (or Common Units issuable upon conversion thereof) a legend shall be placed on the certificates representing the Class F Common Units (and the Common Units issuable upon conversion thereof) as required by, and until eligible to be removed as provided in, Section 5.11 of the Contribution Agreement.

(vii) Conversion. Each Class F Common Unit will automatically convert into Common Units on a one-for-one basis on the close of business on the first Business Day after the record date for the Quarter preceding the Quarter in which the second anniversary of the Contribution Agreement Closing Date occurs (the “Class F Conversion Date”). The holder of any Class F Common Unit shall surrender the certificates evidencing such Class F Common Units for conversion at the office of the General Partner. In such case, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to the Person in whose name the surrendered Class F Common Units were registered one or more certificates evidencing Common Units, registered in the name of such Person, for the number of Common Units to which such Person shall be entitled as aforesaid.

(g) Section 6.1(d)(iii)(A) is amended and restated to read in its entirety:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except (x) for any difference resulting from the application of Section 5.15(b)(ii) or (y) cash or property distributed or deemed distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(h) Article VI is amended to add a new Section 6.1(d)(xv) as follows:

(xv) Allocations for Class F Common Units.

(B) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event or a Book-Down Event occurring no earlier than the taxable year during which the Class F Common Units convert into Common Units or a sale of all or substantially all of the assets of the Partnership occurring after the date of issuance of Class F Common Units, Partnership items of income, gain, loss or deduction for such taxable period shall be allocated (1) to the Partners holding Class F Common Units or converted Class F Common Units that are Outstanding as of the time of such event in proportion to the number of Class F Common Units or converted Class F Common Units held by such Partners, and/or (2) to the Partners holding Common Units (other than Class F Common Units or converted Class F Common Units) that are Outstanding as of the time of such event in proportion to the number of Common Units held by such Partners, until the Capital Account of each Class F Common Unit or converted Class F Common Unit is equal to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class F Common Unit).

(C) With respect to any taxable period of the Partnership ending upon, or after, the transfer of converted Class F Common Units to a Person that is not an Affiliate of the holder, Partnership items of income, gain, loss or deduction for such taxable period shall be allocated (1) to the Partners transferring (or receiving, as applicable) such converted Class F Common Units in proportion to the number of converted Class F Common Units transferred (or received, as applicable) by such Partners, and/or (2) to the Partners holding Common Units (other than Class F Common Units or converted Class F Common Units) that are Outstanding as of the time of such event in proportion to the number of Common Units held by such Partners, until the Capital Account of such converted Class F Common Unit is equal to the Per Unit Capital Amount for a then outstanding Common Unit (other than a converted Class F Common Unit).

(i) Article VI is amended to add a new Section 6.7(g) as follows:

(g) A Unitholder holding a Class F Common Unit that has converted into a Common Unit pursuant to Section 5.15 shall be required to provide notice to the General Partner of the proposed transfer of the converted Class F Common Unit within 30 days prior to such proposed transfer and in no event later than the last Business Day of the calendar year during which such transfer occurs, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xv)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xv)(A), the General Partner has previously determined, based on advice of counsel, that the converted Class F Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(g), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class F Common Units in preparation for a transfer of such Units, including the application of Section 5.5(c)(iii) and/or Section 6.1(d)(xv)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions with respect to Class F Common Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purposes of this Amendment.

Section 5. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

(Signature page follows)

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER:

REGENCY GP LP

By:	Regency GP LLC, its General Partner

By:	/s/ Thomas E. Long
Authorized Officer: Thomas E. Long
Title: Chief Financial Officer